For Immediate Release	Exhibit 99.1

AMERICA’S CAR-MART REPORTS THIRD QUARTER RESULTS

Bentonville, Arkansas (March 7, 2007) - America’s Car-Mart, Inc. (NASDAQ NMS: CRMT) today announced its operating results for the third fiscal quarter ended January 31, 2007.

Highlights of third quarter operating results:

•	Revenue growth of 1.8%
•	Interest income growth of 17.5%

•	Loss of $50,000 (less than $.01 per diluted share)
•	Retail unit sales decrease of 11.7%
•	Same store revenue decrease of 5.3%
•	Accounts over 30 days past due down to 3.8% compared to 4.7% in prior year

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Accounts receivable, net, of $144 million as of January 31, 2007, as compared to $142 million as of January 31, 2006. Total provision for loan losses of $16.3 million, or 30.6%, for the three months ended January 31, 2007, as compared to total provision for loan losses of $10.9 million, or 20.6%, for the three months ended January 31, 2006.

For the three months ended January 31, 2007, revenues increased 1.8% to $59.3 million compared with $58.2 million in the same period of the prior year. The $50,000 loss for the current quarter compares to $4.5 million income ($.37 per diluted share) for the same period in the prior year. Retail unit sales decreased 11.7% to 6,002 vehicles in the current quarter, compared to 6,799 in the same period last year. Accounts over 30 days past due decreased to 3.8% compared to 4.7% at January 31, 2006 and compared to 5.4% at October 31, 2006 (the end of the Company’s second fiscal quarter).

Highlights of nine month operating results:

•	Revenue growth of 5.4%
•	Interest income growth of 22.8%

•	Earnings of $.18 per diluted share including a $.28 per diluted share charge to increase the allowance for loan losses at October 31, 2006.
•	Retail unit sales decrease of 5.1%
•	Same store revenue decrease of .5%

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Total provision for loan losses of $48.8 million, or 29.9%, for the nine months ended January 31, 2007, as compared to total provision for loan losses of $34.6 million, or 22%, for the nine months ended January 31, 2006.

For the nine months ended January 31, 2007, revenues increased 5.4% to $181 million, compared with $171.8 million in the same period of the prior fiscal year. Income for the first nine months of FY 2007 was $2.2 million ($.18 per diluted share) compared to $12.2 million ($1.01 per diluted share) for the same period in the prior year. Excluding the effect of the non-cash increase in the allowance for loan losses, the Company earned profits of $5.5 million ($.46 per diluted share) during the nine month period. The Company’s Allowance for Loan Losses is 22% of Finance Receivables at January 31, 2007, compared to 19.2% at January 31, 2006. The increased percentage equates to approximately $5.2 million in non-cash additions to the allowance to cover future credit losses. Retail unit sales decreased 5.1% to 19,282 vehicles in the current period, compared to 20,319 vehicles in the same period last year.

“As we discussed after our second quarter, the Company has taken action to enhance our long-term per share results,” said T. J. (“Skip”) Falgout, III, Chairman and Chief Executive Officer of America’s Car Mart. “Our bottom line results for the third quarter were in line with where we expected to be at this point. The goal of all our efforts and operational initiatives continues to be to increase the after-tax returns produced by the Company. Due to the nature of our business it takes time for the initiatives to show up in bottom line profits, but we are convinced we are moving in the right direction and are very encouraged by our progress in the following areas thus far:

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Underwriting - In an effort to help our customers succeed, we have aggressively adjusted our payment terms and underwriting practices to more closely match the economic life of the vehicle and, at the same time, maintain affordability for our customers. We have also placed tighter underwriting restrictions on newer dealerships and those dealerships that have experienced higher than expected credit losses. Additionally, we are making progress in extracting and using our internal customer data to develop predictive criteria to be used in the underwriting process. This underwriting and credit analysis will be a continuous, long-term process which should help our dealership managers to make better credit decisions on the front end. Further, we have set realistic sales goals for our dealerships in order to strive for quality customers and not just sales numbers. Our goal is to underwrite as much profitable business as we can, as opposed to generating sales volume without regard for our ability to collect. We have seen initial success with these efforts and are encouraged by early results

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Collections - We have completed the training and retraining of substantially all of our collection staff and, in the process, we are updating our collections training and increasing the staffing for this critical function. Also, we now have two collections specialists in place to assist lots that may be having difficulties with collections, and these specialists have been successful in improving collections at lots where they have worked. The efforts on the collection side of our business are showing up in the reduction in accounts over 30 days past due. Our quarter-end accounts over 30 days past due were at 3.8%, and February and March past due percentages continue the positive trend.

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Purchasing - Although inventory supply tends to be tighter and more costly at this time of year, we have been successful in acquiring adequate inventory. The improvements we have made in this area, both in terms of human resources and information systems, as well as in our ability to get vehicles where they need to be for sale, has allowed us to significantly reduce the “extra” inventory we historically had on hand. This efficiency will not only reduce our interest costs related to inventory, but will also allow us to get the right vehicles where they need to be sooner. In addition, we are more closely evaluating our repossessed vehicles and including more of these units in our retail inventory if they are mechanically sound and cosmetically acceptable. We believe that over time we have an opportunity to improve the way in which we buy cars.

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Training - We have restructured our Associate Development department, increased its staffing, and are in the process of updating and improving our training courses and materials for all of our critical job functions. We have especially bolstered our manager-in-training staff and curriculum to better train and equip our future management candidates for success. Training across all aspects of the Company’s business is critical to our future, and we have invested, and will continue to invest, the appropriate resources in this over time.

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Sales - Although our overall sales levels have decreased slightly through tighter underwriting standards, we are working to attract a better customer through our increased advertising efforts and our focus on quality sales. During the third quarter we aired newly produced television and radio commercials focused on the “Car-Mart” brand, highlighting our long term history of providing superior vehicles and great customer service. We will continue to air similar commercials through the rest of the fourth quarter. Additionally, our recently promoted internal sales specialist is making a significant impact at those stores that were underperforming on the sales side. We will continue all of these efforts to focus on the “better customer”, even if in the near term this results in slower sales growth.”

“While we have a high degree of confidence in the various initiatives we have not only put into place, but also continue to enhance, the nature of our business is such that success can only be proven over time. To be certain, the dramatic reduction in the accounts over 30 days past due, and the continuation of this trend into February, is encouraging. Having said that, we will err on the side of caution from a sales perspective until we have produced more evidence that our collection and underwriting efforts are producing the results that we expect,” said Mr. Falgout.

“As we have previously stated, our primary focus is to improve the long-term profitability at the store level for our Company by employing capital appropriately,” said Mr. Falgout. “By addressing the basics of our business, we believe we have the ability to significantly increase our overall profitability by improving the operational effectiveness of our existing store base. In addition to our over 35 or so “newer” stores that are building their core of repeat customers, we see tremendous upside for profit growth in our more mature stores by virtue of the initiatives we have underway. Once we feel comfortable with the success of these initiatives, we would expect to resume our new store growth.”

“We are extremely encouraged by the initial progress on all of our operational initiatives. We expect to continue to gain traction in our fourth quarter and we have seen positive results in February and into March, over and above what we would normally expect during the tax refund season. Down-payments for retail sales in February were up and delinquencies were down even further, which are indications of the progress of the efforts underway.” said Hank Henderson, President of America’s Car Mart. “As we have said, we will continue to focus on customer service and on cultivating our repeat customer base. This will be accomplished both formally, via the operational initiatives, and informally as we capitalize on the great spirit and culture created over the past 25 years at Car-Mart. We are going back to the basics and focusing all of our day-to-day efforts on attracting the best customers and providing them the best service. By doing the right things to earn the repeat business of our customers, we are confident solid financial results will follow.” added Mr. Henderson.

As previously announced, the Company expects to be profitable for the fourth quarter which ends on April 30, 2007.  However, the Company will not provide earnings guidance for the remainder of fiscal 2007 due to the preliminary nature of the operational initiatives underway. The Company’s primary goal is to maximize long-term per share results, and management has determined that issuing guidance is inconsistent with this goal.

Conference Call

Management will be holding a conference call on Wednesday, March 7, 2007 at 4:00 p.m. Eastern time to discuss third quarter results. To participate, please dial (800) 309-9490. International callers dial (706) 634-0104. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for seven days and can be accessed by calling: (800) 642-1687 (U.S. Callers) or (706) 645-9291 (International Callers), conference ID 9927407.

About America’s Car-Mart

America’s Car-Mart operates 91 automotive dealerships in nine states and is the largest publicly held automotive retailer in the United States focused exclusively on the “Buy Here/Pay Here” segment of the used car market. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information on America’s Car-Mart, please visit our website at www.car-mart.com .

Included herein are forward-looking statements, including statements with respect to projected revenues and earnings per share amounts. Such forward-looking statements are based upon management’s current knowledge and assumptions. There are many factors that affect management’s view about future revenues and earnings. These factors involve risks and uncertainties that could cause actual results to differ materially from management’s present view. These factors include, without limitation, assumptions relating to unit sales, average selling prices, credit losses, gross margins, operating expenses, collection results, operational initiatives underway and economic conditions, and other risk factors described under “Forward-Looking Statements” of Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006 and its current and quarterly reports filed with or furnished to the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake any obligation to update forward-looking statements.

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Contacts:	T. J. (“Skip”) Falgout, III, CEO at (972) 717-3423 or Jeffrey A. Williams, CFO at (479) 418-8021

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollars in Thousands)

	January 31,	April 30,
	2007	2006

Cash and cash equivalents	$304	$255
Finance receivables, net	$144,034	$149,379
Total assets	$175,494	$177,613
Total debt	$43,324	$43,588
Stockholders' equity	$121,572	$119,251
Shares outstanding	11,852,875	11,848,024

Finance receivables:
Principal balance	$185,144	$185,243
Allowance for credit losses	(41,110)	(35,864)	(a)

Finance receivables, net	$144,034	$149,379

Allowance as % of principal balance	22.20%	19.36%

(a) Represents the weighted average for Finance Receivables generated by the Company (at 22.0% and 19.2%) and purchased Finance Receivables.

Changes in allowance for credit losses:

	Nine Months Ended
	January 31,
	2007	2006
Balance at beginning of year	$35,864	$29,251
Provision for credit losses	48,846	34,596
Net charge-offs	(43,804)	(30,065)
Allowance related to purchased accounts	204	-

Balance at end of period	$41,110	$33,782

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2007	Three Months Ended
	January 31,		vs.	January 31,
	2007	2006	2006	2007	2006
Operating Data:
Retail units sold	6,002	6,799	(11.7)%
Average number of stores in operation	90.0	81.3	10.7
Average retail units sold per store per month	22.2	27.9	(20.3)
Average retail sales price	$8,293	$7,507	10.5
Same store revenue growth	-5.3%	16.7%

Period End Data:
Stores open	91	84	8.3%
Accounts over 30 days past due	3.8%	4.7%
Finance Receivables, gross	$185,144	$175,979	5.2%

Operating Statement:
Revenues:
Sales	$53,376	$53,200	0.3%	100.0%	100.0%
Interest income	5,932	5,048	17.5	11.1	9.5
Total	59,308	58,248	1.8	111.1	109.5

Costs and expenses:
Cost of sales	31,289	29,636	5.6	58.6	55.7
Selling, general and administrative	10,489	9,769	7.4	19.7	18.4
Provision for credit losses	16,342	10,936	49.4	30.6	20.6
Interest expense	1,027	691	48.6	1.9	1.3
Depreciation and amortization	254	151	68.2	0.5	0.3
Total	59,401	51,183	16.1	111.3	96.2

Income before taxes	(93)	7,065		(0.2)	13.3

Provision for income taxes	(43)	2,601		(0.1)	4.9

Net income	$(50)	$4,464		(0.1)	8.4

Earnings per share:
Basic	$-	$0.38
Diluted	$-	$0.37

Weighted average number of shares outstanding:
Basic	11,852,875	11,864,475
Diluted	11,852,875	12,011,480

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Nine Months Ended		2007	Nine Months Ended
	January 31,		vs.	January 31,
	2007	2006	2006	2007	2006
Operating Data:
Retail units sold	19,282	20,319	(5.1)%
Average number of stores in operation	88.7	79.8	11.2
Average retail units sold per store per month	24.2	28.3	(14.6)
Average retail sales price	$8,046	$7,429	8.3
Same store revenue growth	-0.5%	10.7%

Period End Data:
Stores open	91	84	8.3%
Accounts over 30 days past due	3.8%	4.7%
Finance Receivables, gross	$185,144	$175,979	5.2%

Operating Statement:
Revenues:
Sales	$163,383	$157,377	3.8%	100.0%	100.0%
Interest income	17,655	14,379	22.8	10.8	9.1
Total	181,038	171,756	5.4	110.8	109.1

Costs and expenses:
Cost of sales	93,765	87,011	7.8	57.4	55.3
Selling, general and administrative	31,405	28,709	9.4	19.2	18.2
Provision for credit losses	48,846	34,596	41.2	29.9	22.0
Interest expense	2,855	1,736	64.5	1.7	1.1
Depreciation and amortization	725	429	69.0	0.4	0.3
Total	177,596	152,481	16.5	108.7	96.9

Income before taxes	3,442	19,275		2.1	12.2

Provision for income taxes	1,265	7,123		0.8	4.5

Net income	$2,177	$12,152		1.3	7.7

Earnings per share:
Basic	$0.18	$1.03
Diluted	$0.18	$1.01

Weighted average number of shares outstanding:
Basic	11,849,257	11,812,337
Diluted	11,958,615	11,984,883